Exhibit 99.1

    Navigant Consulting, Inc. Announces First Quarter 2005 Results

    CHICAGO--(BUSINESS WIRE)--April 19, 2005--Navigant Consulting, Inc. (NYSE:NCI):

    -- Quarterly revenues increased 31 percent, year over year, to $134.6 million, reflecting continued strong organic growth.

    -- The Company continued to increase overall profitability, with EBITDA as a percentage of revenues before reimbursements increasing to 21 percent, compared with 17 percent during the first quarter of 2004, and 20 percent in the 2004 fourth quarter.

    -- Earnings per share increased to $0.25 in the first quarter, a 56 percent increase from $0.16 in the first quarter of 2004, and up 14 percent from the fourth quarter of 2004.

    Navigant Consulting, Inc. (NYSE:NCI), a specialized consulting firm providing dispute, financial, regulatory and operational advisory services primarily to companies in regulated industries, government agencies and legal counsel, today announced financial results for the 2005 first quarter.
    "The Company's strong first quarter performance demonstrates a continuation of the solid financial and market momentum that we have enjoyed the past two years," stated William M. Goodyear, Chairman and Chief Executive Officer. "Our core Litigation and Investigations, Discovery Services, Government Contracting, and Financial and Insurance Services practices performance was right where we thought it would be. The growth investments we made this past year, as expected, are benefiting 2005 results, particularly as the regulatory and investigative environment remains very active."

    First Quarter 2005 Financial Results

    Revenues for the first quarter of 2005 were $134.6 million, a 31 percent increase compared to first quarter 2004 revenues of $102.8 million, and an increase over fourth quarter 2004 revenues of $129.3 million. EBITDA in the first quarter of 2005 was $25.7 million, an increase of 60 percent from $16.1 million for the first quarter of 2004, and a 13 percent increase compared to the fourth quarter 2004 EBITDA of $22.8 million.
    EBITDA as a percentage of revenues before reimbursements continued to increase, up to 21 percent for the first quarter of 2005, compared to 20 percent in the fourth quarter 2004 and 17 percent in the first quarter 2004. Net income per diluted share was $0.25 in the first quarter of 2005, a 56 percent increase compared to the $0.16 per share in the comparable period in 2004, and up from $0.22 per share in the fourth quarter of 2004.

    Business Metrics

    Billable consultant headcount, full time equivalents (FTE), on March 31, 2005 was 1,544, up from 1,232 at March 31, 2004, and an increase from 1,523 at December 31, 2004. Company-wide consultant utilization in the first quarter increased to 72 percent, compared to 66 percent in the fourth quarter of 2004. Utilization was down from 77 percent during the first quarter of 2004, consistent with Company expectations.
    "During the first quarter of 2005, the Company further enhanced the breadth of solutions we offer our clients by adding senior professionals who specialize in financial advisory services, computer forensics and electronic discovery, and international litigation and construction disputes," stated Julie M. Howard, Executive Vice President and Chief Operating Officer. "We are pleased with our continuing ability to attract top talent in designated growth areas of our practices. In addition, as we continue to increase our critical mass, we are benefiting from opportunities to enhance our scalability and better leverage our infrastructure and the costs associated with operating this growing organization."
    Annualized revenue per consultant in the first quarter of 2005 was $358,000, consistent with the first and fourth quarters of 2004. Annualized attrition was 17 percent during the first quarter of 2005. Days sales outstanding as of March 31, 2005 were 80 days, compared to 83 days at the end of the 2004 first quarter. The Company ended the first quarter with $45.5 million in borrowings under its $150 million unsecured multi-bank credit facility.

    Enhancement and Extension of Bank Line of Credit

    On April 18, the Company executed an amendment to its revolving credit agreement, increasing its line of credit from $150 million to $175 million, with the option to increase the line of credit amount up to $200 million over the term of the commitment. The credit facility is unsecured and expires in July 2008. In addition, National City Bank joined the existing bank group of LaSalle Bank, N.A., U.S. Bank, Harris Nesbitt Corp. and Fifth Third Bank. "Considering the growth of the Company's operations, as well as our desire to have the financial flexibility to pursue selective acquisitions, it was important to expand our borrowing capacity and access to additional funding sources," stated Ben W. Perks, Executive Vice President and Chief Financial Officer.

    Acquisition of Tiber Group, LLC

    As announced yesterday, the Company acquired Tiber Group, LLC, a specialized consulting firm which assists senior executives at hospitals and major healthcare providers with regard to strategic advisory services, including strategic analysis, service line and departmental analysis, strategy formulation and organizational transformation.

    Webcast of the Company's Announcement of First Quarter 2005
Results

    A webcast of management's presentation of the Company's first quarter financial results will be available on the Company's Web site, www.navigantconsulting.com. To access the call, click the Investor Relations section and select "Conference Calls." This webcast will be available until 5:00 p.m., ET, July 18, 2005.

    About Navigant Consulting

    Navigant Consulting, Inc. (NYSE:NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change including healthcare, energy and financial and insurance services, and on the issues driving these transformations. "Navigant" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "Navigant" is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

    Except as set forth below, statements included in this press release, which are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," "expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: dependence on key personnel, acquisitions consummated and acquisitions under consideration, recruiting, attrition and the ability to successfully integrate new consultants into the Company's practices, significant client assignments, conflicts of interest, the ability to meet the challenges of rapid growth and intense competition, professional liability, any significant decline in the market value of the Company's securities that would affect its ability to attract, retain and motivate its consultants, possible legislative and regulatory changes, including without limitation federal class action, asbestos and medical malpractice reform legislation, and general economic conditions.


              NAVIGANT CONSULTING, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)
                              (Unaudited)

                                        For the three months ended
                                     ---------------------------------
                                     March 31, December 31, March 31,
                                        2005        2004       2004
                                     ---------------------------------
Revenues before reimbursements        $121,784     $114,760   $92,436
Reimbursements                          12,850       14,546    10,325
                                     ---------------------------------
  Total revenues                      $134,634     $129,306  $102,761
Cost of services before reimbursable
 expenses                               71,696       67,955    52,712
Reimbursable expenses                   12,850       14,546    10,325
                                     ---------------------------------
  Cost of services                      84,546       82,501    63,037
Stock-based compensation expense         2,429        2,703     2,604
Restructuring costs                          0            0       891
General and administrative expenses     21,946       21,272    20,152
                                     ---------------------------------
  Earnings before interest, taxes,
   depreciation and amortization
   (EBITDA)                             25,713       22,830    16,077
Depreciation                             1,911        2,114     1,914
Amortization                             1,460        1,191       657
                                     ---------------------------------
  Operating income                      22,342       19,525    13,506
Other income (expense), net               (325)        (509)     (323)
                                     ---------------------------------
Income before income tax expense        22,017       19,016    13,183
Income tax expense                       9,248        7,867     5,405
                                     ---------------------------------
  Net income                           $12,769      $11,149    $7,778
                                     =================================

Net income per diluted share             $0.25        $0.22     $0.16
                                     =================================
Shares used in computing net income
 per diluted share                      51,241       50,918    49,285

Percentage of revenues before reimbursements:
---------------------------------------------
Cost of services before reimbursable
 expenses                                   59%          59%       57%
Reimbursable expenses                       11%          13%       11%
General and administrative expenses         18%          19%       22%

EBITDA                                      21%          20%       17%
Operating income                            18%          17%       15%
Net income                                  10%          10%        8%


              NAVIGANT CONSULTING, INC. AND SUBSIDIARIES
        CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED DATA
                    (In thousands, except DSO data)
                              (Unaudited)

                                     March 31, December 31, March 31,
Assets                                  2005        2004       2004
------                               ---------------------------------
Cash and cash equivalents               $8,035      $36,897   $10,196
Trade accounts receivable, net         131,670      111,157   100,133
Prepaid and other assets                15,877       18,304    13,470
                                     ---------------------------------
  Total current assets                 155,582      166,358   123,799

Property and equipment, net             29,960       27,381    22,773
Intangible assets, net                 270,578      224,845   199,030
Other non-current assets, net              235          223     6,325
                                     ---------------------------------
  Total assets                        $456,355     $418,807  $351,927
                                     =================================


Liabilities and Stockholders' Equity
------------------------------------
Bank borrowings                        $45,500           $0   $40,000
Current liabilities                     78,072      117,885    75,179
Other liabilities                        3,702       12,248    10,918
Stockholders' equity                   329,081      288,674   225,830
                                     ---------------------------------

  Total liabilities and
   stockholders' equity               $456,355     $418,807  $351,927
                                     =================================


Selected Data


Days sales outstanding, net (DSO)(1)    80 days      71 days   83 days
                                     =================================

(1) Includes deferred revenue.


    CONTACT: Navigant Consulting, Inc.
             Ben W. Perks, 312-573-5630
             or
             Andrew J. Bosman, 312-573-5631